Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Premier Power Renewable Energy, Inc.
El Dorado Hills, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 3, 2008 (September 2, 2008 as to the second paragraph of Note 4 and August 22, 2008, September 1, 2008 and September 9, 2008 as to the first, second and third paragraphs, respectively, of Note 10), relating to the combined financial statements of Premier Power Renewable Energy, Inc. appearing in the Company’s Form 8-K dated September 11, 2008.

Macias Gini & O’Connell  LLP
Sacramento, California

January 22, 2009